Exhibit 99.1

ZoomInfo Appoints Alison Gleeson to Board of Directors
Accomplished Leader Brings More Than Two Decades of Experience in the Software-as-a-Service Industry
VANCOUVER, WASHINGTON – JUNE 30, 2022 – ZoomInfo (NASDAQ: ZI), a global leader in modern go-to-market software, data, and intelligence, today announced the appointment of Alison Gleeson to its Board of Directors, effective July 1, 2022.

She was previously the SVP of Americas at Cisco, where she led nearly 9,000 employees and was responsible for more than $25 billion in annual sales.

“There are few people in the world with the go-to-market experience and expertise that Alison has,” said ZoomInfo Founder and CEO Henry Schuck. “She has been successful at every level of the sales ladder – from hitting her number as a sales rep to running all of the Americas for Cisco. We expect to leverage her experience and knowledge to drive the next phase of growth for ZoomInfo.”

Gleeson currently serves as a board member of publicly traded SaaS companies Elastic and 8x8, Inc. She has been honored with the Connected World’s Woman of IoT Award, Diversity Best Practices’ Above and Beyond Legacy Award, and the Michigan Council for Women in Technology’s Woman of the Year Award. Gleeson received a Bachelor of Arts in Marketing from Michigan State University, where she currently serves on the Advisory Board of Eli Broad College of Business.

“I’m excited to join ZoomInfo’s board because I’ve long admired organizations that achieve immense success through a customer-focused approach,” said Gleeson, who joins seven other members on ZoomInfo’s board. “I’m a strong proponent of using innovation to find creative solutions that align to customers’ business drivers. ZoomInfo is at the forefront of innovation in the SaaS space, and I’m eager to help the company continue its rapid growth.”

About ZoomInfo
ZoomInfo (NASDAQ: ZI) is a leader in modern go-to-market software, data, and intelligence for more than 25,000 companies worldwide. ZoomInfo’s revenue operating system, RevOS, empowers business-to-business sales, marketing, operations, and recruiting professionals to hit their number by pairing best-in-class technology with unrivaled data coverage, accuracy, and depth of company and contact information. With integrations embedded into workflows and technology stacks, including the leading CRM, Sales Engagement, Marketing Automation, and Talent Management applications, ZoomInfo drives more predictable, accelerated, and sustainable growth for its customers. ZoomInfo emphasizes GDPR and CCPA compliance. In addition to creating the industry’s first proactive notice program, the company is a registered data broker with the states of California and Vermont. Read about ZoomInfo’s commitment to compliance, privacy, and security. For more information about ZoomInfo’s leading go-to-market software, data, and intelligence, and how they help sales, marketing, operations, and recruiting professionals, please visit www.zoominfo.com.

Media Contact
Rob Morse
Senior Communications Manager
pr@zoominfo.com